EXHIBIT 99

                        Press Release dated July 1, 2003

    First Litchfield Financial Corporation Issues Trust Preferred Securities

Litchfield, Connecticut, July 1, 2003...First Litchfield Financial Corporation (NASDQ: FLFL) the holding company for The First National Bank of Litchfield today announced it has raised $6.8 million in tier 1 capital from its participation in a pooled trust preferred offering managed by Keefe, Bruyette & Woods and First Tennessee Capital Markets. The securities were issued pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended. The securities carry a variable rate and were priced at LIBOR plus 3.10%, the initial rate being 4.16%. Interest payments and the resetting of the rate both occur on a quarterly basis. The securities are scheduled to mature in 30 years and they cannot be redeemed for a minimum of five years.



CEO Joseph Greco stated, "This issuance is consistent with our efforts to increase our market share and we believe this is an opportune time to issue trust preferred securities." He further noted that the funds from the issue, while possessing characteristics of a debt issue, qualify as capital for regulatory purposes without diluting our existing shareholders' ownership.



Proceeds from the issuance will be used for general corporate purposes and will provide the bank holding company with additional capital to support its strategic plans and





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initiatives. The Company has invested $4.8 million of the proceeds as additional capital in its subsidiary bank, to fund its continued growth while the Company has retained $2 million at the holding company level. The regulatory capital provided by the issue is intended to position the Company to take advantage of an unanticipated expansion or acquisition opportunities that might arise or potentially to take advantage of opportunities to repurchase outstanding common stock.


The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. During March the Bank also opened a full-service branch in downtown Torrington.


The statements contained in this report that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions;



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technological changes; the extent and timing of actions of the Federal Reserve
Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers' acceptance of the Bank's products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact Person:  Joseph J. Greco, President

                     (860) 567-6438